News Release

American Homes 4 Rent Reports First Quarter 2019 Financial and Operating Results
AGOURA HILLS, Calif., May 2, 2019—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended March 31, 2019.
Highlights

•	Total revenues increased 8.2% to $279.2 million for the first quarter of 2019 from $258.0 million for the first quarter of 2018.

•
Net income attributable to common shareholders totaled $16.3 million, or $0.05 per diluted share, for the first quarter of 2019, compared to net income attributable to common shareholders of $5.8 million, or $0.02 per diluted share, for the first quarter of 2018.

•
Core Funds from Operations attributable to common share and unit holders for the first quarter of 2019 was $95.7 million, or $0.27 per FFO share and unit, compared to $83.2 million, or $0.24 per FFO share and unit, for the same period in 2018, which represents an 11.6% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the first quarter of 2019 was $86.9 million, or $0.25 per FFO share and unit, compared to $74.7 million, or $0.22 per FFO share and unit, for the same period in 2018.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 64.5% for the first quarter of 2019, compared to 63.8% for the same period in 2018.

•	Core NOI after capital expenditures from Same-Home properties increased by 5.3% year-over-year for the first quarter of 2019.

•
Same-Home portfolio Average Occupied Days Percentage increased to 95.5% for the first quarter of 2019, compared to 94.8% for the first quarter of 2018, while achieving 3.2% growth in Average Monthly Realized Rent per property for the same comparable periods.

•	In January 2019 we issued $400.0 million of 4.90% unsecured senior notes due 2029 (see "Capital Activities and Balance Sheet").

“American Homes 4 Rent is off to a great start for 2019 with strong operational execution driving a nearly 12% year-over-year increase in Core FFO per share," stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. "I am proud of our team's hard work and dedication, which is evident in our robust 5.3% year-over-year growth in quarterly Core NOI after capital expenditures from Same-Home properties. With the strength of our best-in-class operating platform and solid start to the year, we are ideally positioned to capture the upcoming wave of spring leasing season demand and are confident in our ability to continue delivering consistent operating results for our shareholders.”
First Quarter 2019 Financial Results
On January 1, 2019, the Company adopted the new lease accounting standard, ASU No. 2016-2, which prospectively results in a larger portion of internal leasing costs being expensed that were previously capitalized. For purposes of comparability, applicable prior period non-GAAP financial metrics have been conformed to reflect the new lease accounting standard. Refer to non-GAAP Financial Measures for further information.
Net income attributable to common shareholders totaled $16.3 million, or $0.05 per diluted share, for the first quarter of 2019, compared to net income attributable to common shareholders of $5.8 million, or $0.02 per diluted share, for the first quarter of 2018. This increase was primarily attributable to higher revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by increases in property operating and depreciation expense resulting from growth in our property count and higher interest expense.
Total revenues increased 8.2% to $279.2 million for the first quarter of 2019 from $258.0 million for the first quarter of 2018. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average occupied portfolio grew to 48,345 homes for the quarter ended March 31, 2019, compared to 46,855 homes for the quarter ended March 31, 2018, as well as higher rental rates.
Core NOI on our total portfolio increased 11.2% to $150.6 million for the first quarter of 2019, compared to $135.5 million for the first quarter of 2018. This increase was primarily due to growth in rental income resulting from a larger number of occupied properties, partially offset by higher property tax expense.
Core revenues from Same-Home properties increased 4.2% to $187.8 million for the first quarter of 2019, compared to $180.2 million for the first quarter of 2018. This growth was primarily driven by a 3.2% increase in Average Monthly Realized Rent and an increase in Average Occupied Days Percentage to 95.5% from 94.8%. Core property operating expenses from Same-Home properties increased 2.1% from $65.3 million for the first quarter of 2018 to $66.7 million for the first quarter of 2019, which was primarily attributable to annual increases in property tax expense and higher HOA fees, net. These increases were offset partially by year-over-year savings in repairs and maintenance and turnover costs, net and property management expenses, net due to lower turnover costs on improved tenant retention and above average levels of expenditures in the first quarter of 2018. As a result, Core NOI from Same-Home properties increased 5.4% to $121.1 million for the first quarter of 2019, compared to $114.9 million for the first quarter of 2018. After capital expenditures, which reflect the expansion of our strategic preventative maintenance program, Core NOI from Same-Home properties increased 5.3% to $114.7 million for the first quarter of 2019, compared to $108.9 million for the first quarter of 2018.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $95.7 million, or $0.27 per FFO share and unit, for the first quarter of 2019, compared to $83.2 million, or $0.24 per FFO share and unit, for the first quarter of 2018. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the first quarter of 2019 was $86.9 million, or $0.25 per FFO share and unit, compared to $74.7 million, or $0.22 per FFO share and unit, for the first quarter of 2018. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates, partially offset by higher property tax expense.
Portfolio
As of March 31, 2019, the Company had an occupancy percentage of 95.6%, compared to 94.1% as of December 31, 2018. The occupancy percentage on Same-Home properties was 96.7% as of March 31, 2019, compared to 95.8% as of December 31, 2018.
Investments
As of March 31, 2019, the Company’s total portfolio consisted of 52,923 homes, including 1,793 properties held for sale, compared to 52,783 homes as of December 31, 2018, including 1,945 properties held for sale, an increase of 140 homes, which included 219 properties acquired through traditional acquisition channels and 101 newly constructed properties delivered through our AMH Development and National Builder Programs, offset by 180 homes sold or rescinded.
Capital Activities and Balance Sheet
In January 2019, the Operating Partnership issued $400.0 million of 4.9% unsecured senior notes with a maturity date of February 15, 2029. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2019. The Operating Partnership received net proceeds of $395.3 million from this offering, after underwriting fees of approximately $2.6 million and a $2.1 million discount, and before estimated offering costs of $1.0 million. The Operating Partnership used the net proceeds from this issuance to repay amounts outstanding on our revolving credit facility and intends to use the remaining net proceeds for general corporate purposes, including, without limitation, acquisition of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of our properties in our portfolio, working capital and other general purposes, including repurchases of securities.
As of March 31, 2019, the Company had cash and cash equivalents of $154.6 million and had total outstanding debt of $3.0 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 13.5 years. The Company had no outstanding borrowings on our $800.0 million revolving credit facility and had $100.0 million of outstanding borrowings on our term loan facility at the end of the quarter.
2019 Guidance
Guidance Summary
As the Company's heaviest leasing and tenant turnover seasons are still ahead, no changes have been made to previous Full Year 2019 guidance ranges.

Full Year 2019
Core FFO attributable to common share and unit holders	$1.06 - $1.14

Same-Home
Core revenues growth	3.2% - 4.2%
Core property operating expenses growth	3.5% - 4.5%
Core NOI growth	3.0% - 4.0%
Core NOI After Capital Expenditures growth	2.6% - 3.6%

Reconciliation of Core FFO attributable to common share and unit holders from 2018 to 2019 Guidance Midpoint

Per FFO Share and Unit
2018 Core FFO attributable to common share and unit holders, as previously reported	$1.06
Internal leasing costs (1)	(0.02)
2018 Core FFO attributable to common share and unit holders, as conformed for internal leasing costs	$1.04

Same-Home Core NOI growth	0.05
Non-Same-Home Core NOI growth (2)	0.05
General and administrative expense growth	(0.01)
Interest expense and preferred dividends increase	(0.02)
Share count increase	(0.01)

2019 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.10

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(2)
Reflects NOI from Non-Same-Home properties including contribution from 2018 and projected 2019 net acquisitions and dispositions. For 2019, we expect to add between $300.0 million and $500.0 million of properties to our portfolio, the timing of which is expected to be more heavily weighted towards the second half of the year.

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s First Quarter 2019 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, May 3, 2019, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2019, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, May 17, 2019, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13689541#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2019, we owned 52,923 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” "outlook," "guidance" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2019 Guidance and our belief that there will be continued strong demand for single-family rentals and our ability to continue to deliver consistent operating results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Single-family properties:
Land	$1,729,528	$1,713,496
Buildings and improvements	7,561,372	7,483,600
	9,290,900	9,197,096
Less: accumulated depreciation	(1,250,323)	(1,176,499)
Single-family properties in operation, net	8,040,577	8,020,597
Single-family properties under development and development land	205,046	153,651
Single-family properties held for sale, net	297,317	318,327
Total real estate assets, net	8,542,940	8,492,575
Cash and cash equivalents	154,584	30,284
Restricted cash	158,163	144,930
Rent and other receivables, net	32,813	29,027
Escrow deposits, prepaid expenses and other assets	145,940	146,034
Deferred costs and other intangibles, net	10,653	12,686
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,191,038	$9,001,481

Liabilities
Revolving credit facility	$—	$250,000
Term loan facility, net	99,286	99,232
Asset-backed securitizations, net	1,957,200	1,961,511
Unsecured senior notes, net	887,439	492,800
Accounts payable and accrued expenses	266,797	219,229
Amounts payable to affiliates	4,944	4,967
Total liabilities	3,215,666	3,027,739

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 296,592,376 and 296,014,546 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	2,966	2,960
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2019 and December 31, 2018	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 35,350,000 shares issued and outstanding at March 31, 2019 and December 31, 2018	354	354
Additional paid-in capital	5,739,162	5,732,466
Accumulated deficit	(489,820)	(491,214)
Accumulated other comprehensive income	7,202	7,393
Total shareholders’ equity	5,259,870	5,251,965
Noncontrolling interest	715,502	721,777
Total equity	5,975,372	5,973,742

Total liabilities and equity	$9,191,038	$9,001,481

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Revenues:
Rents and other single-family property revenues	$277,694	$256,663
Other	1,510	1,341
Total revenues	279,204	258,004

Expenses:
Property operating expenses	106,684	100,987
Property management expenses	20,709	18,987
General and administrative expense	9,435	9,231
Interest expense	31,915	29,301
Acquisition fees and costs expensed	834	1,311
Depreciation and amortization	81,161	79,303
Other	1,024	827
Total expenses	251,762	239,947

Gain on sale of single-family properties and other, net	5,649	2,256
Remeasurement of participating preferred shares	—	1,212

Net income	33,091	21,525

Noncontrolling interest	3,026	1,114
Dividends on preferred shares	13,782	14,597

Net income attributable to common shareholders	$16,283	$5,814

Weighted-average shares outstanding:
Basic	296,833,755	286,183,429
Diluted	297,444,941	286,727,863

Net income attributable to common shareholders per share:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02
Non-GAAP Financial Measures
This press release and the First Quarter 2019 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the First Quarter 2019 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three months ended March 31, 2019 and 2018 (amounts in thousands, except share data):

	For the Three Months Ended March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$16,283	$5,814
Adjustments:
Noncontrolling interests in the Operating Partnership	3,026	1,125
Net (gain) on sale / impairment of single-family properties and other	(5,145)	(1,556)
Adjustments for unconsolidated joint ventures	554	—
Depreciation and amortization	81,161	79,303
Less: depreciation and amortization of non-real estate assets	(1,940)	(1,830)
FFO attributable to common share and unit holders	$93,939	$82,856
Adjustments:
Internal leasing costs (1)	—	(1,589)
Acquisition fees and costs expensed	834	1,311
Noncash share-based compensation - general and administrative	659	598
Noncash share-based compensation - property management	293	377
Noncash interest expense related to acquired debt	—	900
Remeasurement of participating preferred shares	—	(1,212)
Core FFO attributable to common share and unit holders	$95,725	$83,241
Recurring capital expenditures (2)	(7,860)	(7,386)
Leasing costs	(999)	(2,723)
Internal leasing costs (1)	—	1,589
Adjusted FFO attributable to common share and unit holders	$86,866	$74,721

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.27	$0.24
Core FFO attributable to common share and unit holders	$0.27	$0.24
Adjusted FFO attributable to common share and unit holders	$0.25	$0.22

Weighted-average FFO shares and units:
Common shares outstanding	296,833,755	286,183,429
Share-based compensation plan (3)	611,186	544,434
Operating partnership units	55,166,826	55,350,153
Total weighted-average FFO shares and units	352,611,767	342,078,016

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized and treated as a reduction to Adjusted FFO attributable to common share and unit holders, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

(2)
As a portion of our homes are recently developed, acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

(3)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, and (7) the allocation of income to our participating preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as total revenues, excluding expenses reimbursed by tenant charge-backs and other revenues, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale, identified for future sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with business combinations and the acquisition of properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three months ended March 31, 2019 and 2018 (amounts in thousands):

	For the Three Months Ended March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$279,204	$258,004
Tenant charge-backs	(39,952)	(35,807)
Bad debt expense	—	(2,000)
Other revenues	(1,510)	(1,341)
Core revenues	$237,742	$218,856

Core property operating expenses
Property operating expenses	$106,684	$100,987
Property management expenses	20,709	18,987
Noncash share-based compensation - property management	(293)	(377)
Expenses reimbursed by tenant charge-backs	(39,952)	(35,807)
Bad debt expense	—	(2,000)
Internal leasing costs (1)	—	1,589
Core property operating expenses	$87,148	$83,379

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$33,091	$21,525
Remeasurement of participating preferred shares	—	(1,212)
Gain on sale of single-family properties and other, net	(5,649)	(2,256)
Depreciation and amortization	81,161	79,303
Acquisition fees and costs expensed	834	1,311
Noncash share-based compensation - property management	293	377
Interest expense	31,915	29,301
General and administrative expense	9,435	9,231
Other expenses	1,024	827
Other revenues	(1,510)	(1,341)
Internal leasing costs (1)	—	(1,589)
Core NOI	150,594	135,477
Less: Non-Same-Home Core NOI	29,482	20,545
Same-Home Core NOI	121,112	114,932
Less: Same-Home recurring capital expenditures	6,402	5,991
Same-Home Core NOI After Capital Expenditures	$114,710	$108,941

(1)
Adjustment amount reflects the portion of leasing costs that were previously capitalized, that would be expensed under the new lease accounting standard ASU 2016-02, adopted by the Company on January 1, 2019.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com